                                                Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112208


Prospectus Supplement
(To Prospectus dated March 24, 2004)


                             Grey Global Group Inc.
  o $150,000,000 5.0% Contingent Convertible Subordinated Debentures Due 2033
                                       and
           the Common Stock Issuable Upon Conversion of the Debentures

                   o 51,128 Additional Shares of Common Stock


      This prospectus supplement supplements the prospectus dated March 24, 2004 of Grey Global Group Inc., as supplemented on May 7, 2004 and July 1, 2004, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $150,000,000 aggregate principal amount at maturity of our 5.0% Contingent Convertible Subordinated Debentures Due 2033, or the debentures, and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

      The table of selling securityholders contained in the prospectus is hereby amended to add the entities that are named below as selling securityholders:

-----------------------------------------------------------------------------------------------------------
                                 Principal Amount                        Number of Shares      Number of
                                  of Debentures      Principal Amount    of Common Stock       Shares of
                                   Beneficially       of Debentures        Beneficially       Common Stock
       Name of Selling            Owned Prior to     Offered by this      Owned Prior to    Offered by this
      Securityholder (1)          this Offering         Prospectus      this Offering (2)    Prospectus (2)
-----------------------------------------------------------------------------------------------------------
Argent Classic Convertible
Arbitrage Fund II, L.P..........      $100,000            $100,000             104                 104
-----------------------------------------------------------------------------------------------------------
Morgan Stanley & Co.
Incorporated....................    17,500,000          17,500,000          18,206              18,206
-----------------------------------------------------------------------------------------------------------
Silver Convertible Arbitrage
Fund, LDC.......................       210,000             210,000             218                 218
-----------------------------------------------------------------------------------------------------------

      The following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus:

-----------------------------------------------------------------------------------------------------------
                                 Principal Amount                        Number of Shares      Number of
                                  of Debentures      Principal Amount    of Common Stock       Shares of
                                   Beneficially       of Debentures        Beneficially       Common Stock
       Name of Selling            Owned Prior to     Offered by this      Owned Prior to    Offered by this
      Securityholder (1)          this Offering         Prospectus      this Offering (2)    Prospectus (2)
-----------------------------------------------------------------------------------------------------------
Deutsche Bank Securities........    $1,000,000          $1,000,000           1,040               1,040
-----------------------------------------------------------------------------------------------------------
All other holders of                 1,310,000           1,310,000           2,459(4)            2,459
debentures  or shares of
common stock  issued on
conversion of  debentures and
future  transferees,
pledgees, donees   and
successors thereof (3)..........
-----------------------------------------------------------------------------------------------------------

(1) Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2) Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the debentures and assumes a conversion price of $961.20 per share and a cash payment in lieu of any fractional share. However, this conversion price will be subject to adjustment as described under "Description of the Debentures -- Conversion Rights -- Conversion Price Adjustments -- General" in the prospectus. As a result, the number of shares of common stock beneficially owned prior to this offering and the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the debentures are convertible immediately. As described above under "Description of the Debentures -- Conversion Rights" in the prospectus, the debentures are convertible only in specified circumstances.

(3) Information concerning other selling securityholders will be set forth in amendments or supplements to this prospectus, if required.

(4) Assumes that any other holders of debentures or shares of common stock issuable on conversion of debentures and their respective transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the debentures.

      Investing in the debentures or shares of our common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of the prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus supplement is September 7, 2004.


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